Exhibit 99.1

NeuroBo Pharmaceuticals Regains Compliance with Nasdaq Minimum Price Requirement

CAMBRIDGE, Mass. - January 9, 2024 – NeuroBo Pharmaceuticals, Inc. (Nasdaq: NRBO), a clinical-stage biotechnology company focused on transforming cardiometabolic diseases, announced that on January 8, 2024, it received formal notice from The Nasdaq Stock Market, LLC (“Nasdaq”) indicating that the Company has regained compliance with Nasdaq's minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) and otherwise satisfies all other applicable criteria for continued listing on The Nasdaq Capital Market. As a result, the listing matter has been closed.

About NeuroBo Pharmaceuticals

NeuroBo Pharmaceuticals, Inc. is a clinical-stage biotechnology company focused on transforming cardiometabolic diseases. The company is currently developing DA-1241 for the treatment of Metabolic Dysfunction-Associated Steatohepatitis (MASH) and Type 2 Diabetes Mellitus (T2DM), and is developing DA-1726 for the treatment of obesity. DA-1241 is a novel G-protein-coupled receptor 119 (GPR119) agonist that promotes the release of key gut peptides GLP-1, GIP, and PYY. In preclinical studies, DA-1241 demonstrated a positive effect on liver inflammation, lipid metabolism, weight loss, and glucose metabolism, reducing hepatic steatosis, hepatic inflammation, and liver fibrosis, while also improving glucose control. DA-1726 is a novel, dual oxyntomodulin (OXM) analog that functions as a glucagon-like peptide-1 receptor (GLP1R) and glucagon receptor (GCGR) for the treatment of obesity. OXM is a naturally-occurring gut hormone that activates GLP1R and GCGR, thereby decreasing food intake while increasing energy expenditure, thus potentially resulting in superior body weight loss compared to selective GLP1R agonists. For more information, please visit www.neurobopharma.com.

Forward Looking Statements

Certain statements in this release may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this release, including, without limitation, those risks associated with NeuroBo’s continued compliance with the Nasdaq listing rules; the timeline for regulatory submissions; the ability to obtain regulatory approval through the development steps of NeuroBo’s current and future product candidates; NeuroBo’s ability to initiate and complete clinical trials on a timely basis; our ability to recruit subjects for our clinical trials; whether NeuroBo receives results from NeuroBo’s clinical trials that are consistent with the results of pre-clinical and previous clinical trials; effects of changes in applicable laws or regulations; effects of changes to NeuroBo’s stock price from any future fundraising; and other risks and uncertainties described in our filings with the SEC. Forward-looking statements speak only as of the date when made. NeuroBo does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

NeuroBo Pharmaceuticals

Marshall H. Woodworth

Interim Chief Financial Officer

+1-857-299-1033

marshall.woodworth@neurobopharma.com

Rx Communications Group

Michael Miller

+1-917-633-6086

mmiller@rxir.com